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                                                                       Exhibit 5
[Saul Ewing Letterhead]
January 29, 2003

InKine Pharmaceutical Company, Inc.
1787 Sentry Parkway West
Building 18, Suite 440
Blue Bell, PA  19422

Gentlemen:

         We refer to the Registration Statement on Form S-3 filed with the Securities and Exchange Commission (collectively with any amendments thereto, the "Registration Statement") of InKine Pharmaceutical Company, Inc., a New York corporation (the "Company"). The Registration Statement covers the registration under the Securities Act of 1933, as amended (the "Act") of 13,419,678 shares of the Company's common stock, par value $0.0001 per share, consisting of (i) 2,469,032 issued and outstanding shares (the "Shares"); (ii) 7,027,026 shares (the "Note Shares") issuable upon the conversion of certain senior secured convertible notes (the "Notes"), (iii) 3,423,620 shares (the "December Warrant Shares") issuable upon the exercise of warrants issued in December 2002 and January 2003 (the "December Warrants"), and (iv) 500,000 shares (the "October Warrant Shares") issuable upon the exercise of warrants issued in October 2002 (the "October Warrants"), all as described in the Prospectus included in the Registration Statement. The October Warrant Shares and the December Warrant Shares are collectively referred to herein as the "Warrant Shares," and the October Warrants and the December Warrants are collectively referred to herein as the "Warrants."

         We have examined the Registration Statement, the Warrants, the Notes, the Certificate of Incorporation and Bylaws of the Company, minutes of the Board of Directors of the Company and committee's thereof and such records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion. Without limiting the generality of the foregoing, in our examination we have assumed without independent verification that (i) each natural person executing a document we examined was legally competent to do so, (ii) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic or facsimile copies conformed to the original document, and (iii) all corporate records made available to us by the Company and or public records reviewed are accurate and complete.

         Based on the foregoing, it is our opinion that:

                  1. the Shares were, when issued, duly authorized, validly issued, fully paid and non-assessable; and

                  2. the Note Shares and Warrant Shares have been duly authorized and, when issued in accordance with the terms of the Notes and the Warrants, respectively, including in the case of the Warrant Shares upon receipt by the Company of payment therefor as provided in the Warrants, the Note Shares and Warrant Shares will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion under the caption "Legal Matters" in the Prospectus contained therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                    Very truly yours,

                                                    /s/ SAUL EWING LLP